Exhibit 3.31
THIRD AMENDED AND RESTATED ARTICLES OF INCORPORATION
OF
THE RENTAL STORE, INC.
DECEMBER 21, 2010
     THE RENTAL STORE, INC., pursuant to Sections 10-1003 and 10-1007 of the Arizona Business Corporation Act, hereby adopts the following Third Amended and Restated Articles of Incorporation:
ARTICLE I
Name
     The name of the corporation is THE RENTAL STORE, INC. (the “Corporation”).
ARTICLE II
Statutory Agent
     The name and address of the Corporation’s statutory agent in the State of Arizona is CT Corporation System, 2394 E. Camelback Road, Phoenix, Arizona 85016.
ARTICLE III
Mailing Address
     The mailing address of the Corporation is 5501 Headquarters Drive, Plano, Texas 75024.
ARTICLE IV
Purpose
     The purpose or purposes for which the Corporation is organized is to transact any or all lawful act or activity for which corporations may be organized under the laws of the State of Arizona, as may be amended from time to time.
ARTICLE V
Capital Stock
     The aggregate number of shares which the Corporation shall have authority to issue is One Thousand (1,000) shares of common stock, $.01 par value.

ARTICLE VI
Preemptive Rights
     The stockholders of the Corporation shall not have a preemptive right to acquire additional, unissued, or treasury shares of the Corporation, or securities of the Corporation convertible into or carrying a right to subscribe to or acquire shares. No stockholder of the Corporation shall have the right of cumulative voting at any election of directors or upon any other matter.
ARTICLE VII
Exculpation
     The liability of a director to the corporation or its shareholders for money damages for any action taken or any failure to take any action as a director is hereby eliminated, except for liability for any of the following: (i) the amount of a financial benefit received by a director to which the director is not entitled; (ii) an intentional infliction of harm on the corporation or its shareholders; (iii) a violation of Section 10-833 of the Arizona Business Corporation Act; or (iv) an intentional violation of criminal law. If either the Arizona Business Corporation Act or any other applicable Arizona statute hereafter is amended to authorize the further elimination or limitation of the liability of directors, then the liability of a director of the Corporation, in addition to the limitation on liability provided herein, shall be limited to the fullest extent permitted by such amended act. Any repeal or modification of this Article VII by the stockholders of the Corporation shall be prospective only, and shall not adversely affect any limitation on the liability of a director of the Corporation existing at the time of such repeal or modification.
ARTICLE VIII
Bylaws
     In furtherance and not in limitation of the objects, purposes and powers conferred by law, the board of directors of the Corporation is expressly authorized to make, alter or repeal the bylaws of the Corporation.
ARTICLE IX
Duration
     The period of the Corporation’s duration is perpetual.
[Signature page follows.]

     IN WITNESS WHEREOF, the undersigned has signed these Third Amended and Restated Articles of Incorporation as of the date first written above.

/s/ Mark E. Speese
Mark E. Speese,
Director

/s/ Mitchell E. Fadel
Mitchell E. Fadel,
Director
CONSENT TO ACT AS STATUTORY AGENT
     The undersigned, having been designated to act as Statutory Agent for THE RENTAL STORE, INC., hereby consents to act in that capacity until removed or resignation is submitted in accordance with the Arizona Revised Statutes.

Date: 12/17/10	CT CORPORATION SYSTEM
	By:	/s/ Vickie Cunningham
		Name:	Vickie Cunningham
		Title:	Vice President